QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of Report: April 30, 2004 (Date of Earliest Event Reported: April 27, 2004))

POLYMER GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	1-14330	57-1003983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Faber Place Drive, Suite 201, North Charleston, South Carolina, 29405
(Address of Principal Executive Offices, including Zip Code)

(843) 329-5151
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

        On April 27, 2004, Polymer Group, Inc. (the "Company") entered into a new senior secured bank facility consisting of a $50 million revolving credit facility maturing in 2009, a $300 million senior secured first-lien term loan that matures in 2010 and a $125 million senior secured second-lien term loan maturing in 2011. The proceeds therefrom were used to fully repay indebtedness outstanding under the Company's previous senior secured credit facility and to pay related fees and expenses. The Company expects to use the remainder of the proceeds for working capital needs. The obligations under the credit agreement are guaranteed by certain subsidiaries of the Company. The credit agreement, the security agreement, the pledge agreement, and the guarantee agreement are attached as Exhibits 99.1, 99.2, 99.3 and 99.4 respectively, hereto.

        In conjunction with the refinancing, the Company's majority shareholder, MatlinPatterson Global Opportunities Partners L.P., exchanged approximately $41 million in aggregate principal amount of the Company's 10% Convertible Subordinated Notes due 2007 (together with accrued interest thereon) it controlled for 41,633 shares of the Company's 16% Series A Convertible Pay-in-kind Preferred Stock. The dividends on the new preferred shares are payable, at the option of the Company, by issuing additional shares of preferred stock or paying such dividends in cash. The related Certificate of Designation is attached as Exhibit 99.5 hereto.

Item 7.    Financial Statements and Exhibits.

        (c)   Exhibits

99.1
Credit Agreement, dated as of April 27, 2004 among Polymer Group, Inc., as Borrower, the Lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, Documentation Agent, First Lien Collateral Agent, Second Lien Collateral Agent and Syndication Agent, and Citigroup Global Markets Inc.., as Sole Lead Arranger and Sole Bookrunner.
99.2
Security Agreement by Polymer Group, Inc., and the domestic subsidiaries party thereto, as Grantors, and Citicorp North America, Inc., as First Lien Collateral Agent and as Second Lien Collateral Agent, dated as of April 27, 2004.
99.3
Pledge Agreement by Polymer Group, Inc., and the domestic subsidiaries party thereto, as pledgors, and Citicorp North America, Inc., as first lien collateral agent and as second lien collateral agent, dated as of April 27, 2004.
99.4
Guarantee Agreement dated as of April 27, 2004, among each of the subsidiaries listed on Schedule I thereto of Polymer Group, Inc., and Citicorp North America, Inc., as First Lien Collateral Agent, Second Lien Collateral Agent and Administrative Agent.
99.5	Certificate of Designation, Powers, Preferences and Rights of 16% Series A Convertible Pay-In-Kind Preferred Stock of Polymer Group, Inc.

SIGNATURES

        According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Polymer Group, Inc.
Date: April 30, 2004	/s/ WILLIS C. MOORE, III Name: Willis C. Moore, III Its: Chief Financial Officer

2

QuickLinks

  Item 5. Other Events
  Item 7. Financial Statements and Exhibits.
SIGNATURES